Exhibit 99.1

RED LION HOTELS CORPORATION ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE SUBSTANTIALLY ALL OF VANTAGE HOSPITALITY GROUP

~ Acquisition Adds Approximately 1,000 Franchise Hotel Agreements Nationwide ~

~ Combined Company to Operate or Franchise over 73,000 rooms ~

~ Coral Springs Office to Lead RLHC Select Service Brand Operations ~

SPOKANE, WA and CORAL SPRINGS, FL, September 13, 2016 - (GLOBE NEWSWIRE) — Red Lion Hotels Corporation (“RLHC” or the “Company”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today announced it has entered into a definitive agreement to acquire the global brands and brand operations of Vantage Hospitality Group, Inc. (“Vantage”) based in Coral Springs, Florida for an initial aggregate price of $23 million in cash and 690,000 shares of the Company’s common stock, which closed today at $6.96 per share.

Additional aggregate compensation of up to $7 million in cash and an additional 690,000 shares may be earned contingent upon the achievement of certain performance metrics at the first and second anniversaries of the transaction. The additional consideration includes a $1 million minimum cash payment on the first and second anniversaries. RLHC expects the transaction to be earnings accretive in the twelve months immediately following the closing. The transaction is subject to customary closing conditions and expected to close in the fourth quarter 2016.

“The acquisition of Vantage Hospitality Group’s operations establishes RLHC as one of the largest hotel franchisors adding approximately 1,000 hotel franchise, membership, and licensing agreements to our growing brand family,” commented Greg Mount, President and Chief Executive Officer of RLHC. “Vantage has built a distinctive and highly successful platform over the last 16 years owing to a strong culture that emanates from its leaders. As such, Vantage’s current leadership and staff in Coral Springs will become the hub for all RLHC select service brand operations. We look forward to harnessing our collective strengths to drive growth for our franchisees, superior service for our guests and accretion for our shareholders.”

“We are excited to become part of the RLHC family of brands,” said Roger Bloss, Founder, President and Chief Executive Officer of Vantage. “Joining RLHC’s platform will provide our members with additional resources to grow their businesses and our guests with a broad array of brands to enjoy. Vantage’s COO, Bernie Moyle, and I are proud that we will be contributing to RLHC’s strategic growth plan and are excited about leading the select service brands initiative. RLHC and the Vantage team are a winning combination.”

Vantage Hospitality Group, founded in 1999, is one of the largest private hotel franchisors in the country. RLHC will acquire substantially all of the hospitality-related assets and operations of Vantage and its parent company used in connection with the businesses conducted under the following names, as well as their brand extensions and international counterparts: Vantage Hotels; Americas Best Value Inn; Canadas Best Value Inn; Lexington by Vantage; America’s Best Inns and Suites; Country Hearth Inns; Jameson Inns; Signature Inn; and 3 Palms Hotels & Resorts. The assets include, but are not limited to the membership, franchise, and license agreements, equipment and machinery, customer lists, trademarks and tradenames, records, supplies and accounts receivable of the business.

Summary of Strategic Benefits:

•	Grows RLHC’s franchised hotel network to over 1,100 with 73,200 rooms from 113 hotels and 14,200 rooms

•	Transforms RLHC into a national brand with meaningful scale

•	Adds considerable management talent in the select service segment

•	Maximizes brand expansion with modest capital investment

•	Augments brand offerings for prospective franchisees

•	Accretive to RLHC’s earnings and cash flow

•	Total consideration for the transaction is structured to align the interests of the Vantage team and RLHC’s shareholders

Additional information about the acquisition in the form of a presentation, is available under the investor relations section of the Company’s website.

About RLHC

Red Lion Hotels Corporation, established in 1959, is a national hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse and Settle Inn brands. The company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the company’s website at www.redlion.com.

About Vantage Hospitality Group, Inc.

Vantage Hospitality Group, Inc., has approximately 1,000 properties, and is the only hotel company to be ranked among the Inc. 500/5000 List of America’s Fastest-Growing Private Companies for eight consecutive years. Supported by the resources of a franchise and the freedom of a membership organization, hotel owners around the globe have embraced Vantage’s philosophy that puts control back in their hands, allowing them to be “In Business for Themselves, Not by Themselves.”

Advisors

CS Capital Advisors, LLC is serving as a financial advisor to RLHC. Duane Morris LLP is serving as legal counsel to RLHC and Akerman LLP is serving as legal counsel to Vantage on the transaction.

Investor Relations Contact

Evelyn Infurna

O: 203-682-8265

Investor.Relations@redlion.com

Media Contact

David Perez

Vice President, MMGY Global for RLHC (Red Lion Hotels Corporation)

O: 646-237-4521

dperez@mmgyglobal.com